Filed Pursuant to Rule 433
Registration Statement No. 333-177726

Issuer Free Writing Prospectus dated September 11, 2013 relating to
Preliminary Prospectus Supplement dated September 10, 2013

In addition to the shares of common stock offered by the selling stockholders pursuant to the preliminary prospectus supplement dated September 10, 2013 filed by the Company, certain selling stockholders named in the accompanying prospectus are offering 420,000 additional shares of common stock.  The underwriter may purchase a portion of the additional shares from the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.  The Company will not receive any proceeds from the increase of the sale of shares by the selling stockholders.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.